Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                      Votes for     Votes withheld
Liaquat Ahamed        176,804,132   6,294,359
Ravi Akhoury          176,905,841   6,192,649
Barbara M. Baumann    177,716,173   5,382,317
Jameson A. Baxter     177,651,443   5,447,047
Charles B. Curtis     177,640,934   5,457,557
Robert J. Darretta    177,728,771   5,369,719
Katinka Domotorffy    177,481,553   5,616,937
John A. Hill          177,758,170   5,340,320
Paul L. Joskow        177,751,800   5,346,690
Kenneth R. Leibler    177,821,901   5,276,589
Robert E. Patterson   177,687,130   5,411,360
George Putnam, III    177,756,853   5,341,637
Robert L. Reynolds    177,861,329   5,237,161
W. Thomas Stephens    177,702,507   5,395,983

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against   Abstentions   Broker non-votes
28,362,116    697,566         1,382,314     5,386,073

A proposal to amend the funds fundamental investment restriction with respect to investments in commodities was approved as follows:

Votes for     Votes against   Abstentions   Brokern on-votes
27,801,007    884,303         1,756,686     5,386,072

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for     Votes against  Abstentions    Broker non-votes
137,678,659   3,199,261       8,004,299      34,216,272

All tabulations are rounded to the nearest whole number